Exhibit 99.(n)

TRIBUTARY FUNDS, INC.

SECOND AMENDED AND RESTATED RULE 18f-3 MULTI-CLASS PLAN

RECITALS

WHEREAS, pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (“1940 Act”), Tributary Funds, Inc. (formerly First Omaha Funds, Inc. and First Focus Funds, Inc.) (the “Company”) established a Rule 18f-3 Multi-Class Plan dated May 9, 2001 (the “Existing Plan”), and amended and restated as of May 19, 2010, setting forth the general characteristics of, and conditions under which the Company may offer, multiple classes of shares (each a “Class of Shares” and collectively “Classes of Shares”) of the existing series of the Company and such other funds as the Company may establish and designate in the future;

WHEREAS, the Company now desires to amend certain of the characteristics of the “Institutional Plus Shares,” and restate the Existing Plan to make certain other minor and conforming changes.

NOW THEREFORE, BE IT RESOLVED, the Existing Plan is hereby amended and restated as follows:

PLAN

I.                                        Introduction.

Pursuant to Rule 18f-3 under the 1940 Act, this Amended and Restated Rule 18f-3 Multi-Class Plan (“Plan”) sets forth the general characteristics of, and conditions under which the Company may offer, multiple Classes of Shares of the existing series of the Company and such other funds as the Company may establish and designate in the future (each a “Fund” and collectively, the “Funds”).  In addition, the Plan sets forth the shareholder servicing arrangements, distribution arrangements, conversion features, exchange privileges, and other shareholder services of each Class of Shares in such Fund.  The Plan is intended to allow each Fund to offer multiple Classes of Shares to the fullest extent and manner permitted by Rule 18f-3 under the 1940 Act, subject to the requirements and conditions imposed by the Rule.  This Plan may be revised or amended from time to time as provided below.

Each Fund is authorized, as indicated below in the section “Class Arrangements,” to issue the following Classes of Shares representing interests in each such Fund: “Class A Shares,” “Class B Shares,” “Institutional Shares,” and “Institutional Plus Shares.”  Each Class of Shares of the Fund will represent interests in the same portfolio of the Fund and, except as described herein, shall have the same rights and obligations as each other Class of Shares of that Fund.  Each Class of Shares shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Funds’ prospectus (“Prospectus”) and statement of additional information (“Statement of Additional Information”), as amended from time to time.

II.                                    Allocation of Expenses.

Pursuant to Rule 18f-3 under the 1940 Act, the Company shall allocate to each Class of Shares in a Fund (i) any fees and expenses incurred by the Company in connection with the distribution of such Class of Shares under a distribution plan (and related agreements) adopted for such Class of Shares pursuant to Rule 12b-1 under the 1940 Act, and (ii) any fees and expenses incurred by the Company under a shareholder servicing plan (and related agreements) in connection with the provision of shareholder services to the holders of such Class of Shares.  In addition, pursuant to Rule 18f-3, the Company may allocate the following fees and expenses to a particular Class of Shares in a single Fund:

(i)                                    Transfer agency fees identified by the transfer agent as being attributable to such Class of Shares;

(ii)                                 Printing and postage expenses related to preparing and  distributing materials such as shareholder reports, notices, prospectuses, reports, and proxies to current shareholders of such Class of Shares or to regulatory agencies with respect to such Class of Shares;

(iii)                              Blue sky registration or qualification fees incurred by such Class of Shares;

(iv)                             Securities and Exchange Commission registration fees incurred by such Class of Shares;

(v)                                The expense of administrative and personnel services  (including, but not limited to, those of a portfolio accountant or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such Class of Shares;

(vi)                             Litigation or other legal expenses relating solely to such Class of Shares;

(vii)                          Fees of the Directors of the Company incurred as a result of issues particularly relating to such Class of Shares;

(viii)                       Independent registered public accountants’ fees relating solely to such Class of Shares; and

(ix)                               Any additional expenses, other than advisory or custodial fees or other expenses relating to the management of a Fund’s assets, if such expenses are actually incurred in a different amount with respect to a Class of Shares that are of a different kind or to a different degree than with respect to one or more other Classes of Shares.

The initial determination of the class specific expenses that will be allocated by the Company to a particular Class of Shares and any subsequent changes thereto will be reviewed by the Board of Directors of the Company (the “Board”) and approved by a vote of the Board, including a majority of the Directors who are not interested persons of the Company.

Income, realized and unrealized capital gains and losses, and any expenses of a Fund not allocated to a particular Class of Shares of such Fund pursuant to this Plan shall be allocated to each Class of Shares of the Fund on the basis of the net asset value of that Class of Shares in relation to the net asset value of the Fund.

III.                                Dividends.

Dividends paid by the Company with respect to each Class of Shares of a Fund, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any fees and expenses that are properly allocated to a particular Class of Shares of a Fund will be borne by that Class of Shares.

IV.                                Voting Rights.

Each share (or fraction thereof) of each Fund entitles the shareholder of record to one vote (or fraction thereof).  Each Class of Shares of a Fund will vote separately as a Class of Shares with respect to: (i) the adoption of, or material amendment to, any Rule 12b-1 distribution plan applicable to that Class of Shares, and (ii) any other matters for which voting on a Class of Shares by Class of Shares basis is required under applicable law or interpretative positions of the staff of the Securities and Exchange Commission.

V.                                    Class Arrangements.

The following summarizes the front-end sales charges, contingent deferred sales charges, Rule 12b-1 fees, shareholder servicing fees, conversion features, exchange privileges, and other shareholder services applicable to each Class of Shares of the Funds.  Additional details regarding such fees and services are set forth in the Funds’ current Prospectuses and Statement of Additional Information.

(i)                                    Class A Shares

1.                                      Maximum Initial Sales Load (as a percentage of offering price):  5.50%

2.                                      Maximum Contingent Deferred Sales Charge (as a percentage of offering price): None.

3.                                      Rule 12b-1 Distribution and Service Fees: Pursuant to a Distribution Plan adopted under Rule 12b-1, Class A Shares of a Fund may pay distribution and service fees of up to 0.25% per annum of the average daily net assets of any such Fund attributable to such Class A Shares.

4.                                      Administrative Servicing Fees: Pursuant to an Administrative Service Plan, Class A Shares of a Fund may pay compensation to banks and other financial institutions that provide various administrative services for Shareholders of up to 0.25% per annum of the average daily net assets of any such Fund attributable to such Class A Shares.

5.                                      Maximum Co-Administration Services Fee by a Fund’s Investment Adviser: 0.07% of the average daily net assets of any such Fund attributable to such Class A Shares.

6.                                      Conversion Features: None.

7.                                      Exchange Privileges: Class A Shares of a Fund may be exchanged for Class A Shares of any other Fund of the Company at net asset value.  An exchange between the Class A Shares and another Class of a Fund generally is not permitted; provided, however, that the exchange will be permitted in the event a Class A shareholder becomes eligible to purchase such other Class.

(ii)                                 Class B Shares

1.                                      Maximum Initial Sales Load:  None.

2.                                      Maximum Contingent Deferred Sales Charge (as a percentage of offering price): 5.00%, subject to reduction as follows:

Year Since Purchase	Contingent Deferred Sales Charge
First	5.00%
Second	4.00%
Third	3.00%
Fourth	3.00%
Fifth	2.00%
Sixth	1.00%
Seventh	0.00%
Eighth	0.00%

3.                                      Rule 12b-1 Distribution Fees: None.

4.                                      Administrative Servicing Fees: Pursuant to an Administrative Service Plan, Class B Shares of a Fund may pay compensation to banks and other financial institutions that provide various administrative services for Shareholders of up to 0.25% per annum of the average daily net assets of any such Fund attributable to such Class B Shares.

5.                                      Maximum Co-Administration Services Fee by a Fund’s Investment Adviser: 0.07% of the average daily net assets of any such Fund attributable to such Class B Shares.

6.                                      Conversion Features: Class B Shares automatically convert to Class A Shares eight years after purchase.

7.                                      Exchange Privileges: Class B Shares of a Fund may be exchanged for Class B Shares of any other Fund of the Company at net asset value.  An exchange between the Class B Shares and another Class of a Fund generally is not permitted; provided, however, that the exchange will be permitted in the event a Class B shareholder becomes eligible to purchase such other Class.

(iii)                              Institutional Shares

1.                                      Maximum Initial Sales Load (as a percentage of offering price): None.

2.                                      Maximum Contingent Deferred Sales Charge (as a percentage of offering price): None.

3.                                      Rule 12b-1 Distribution Fees: None.

4.                                      Administrative Servicing Fees: Pursuant to an Administrative Service Plan, Institutional Class Shares of a Fund may pay compensation to banks and other financial institutions that provide various administrative services for Shareholders of up to 0.25% per annum of the average daily net assets of any such Fund attributable to such Institutional Class Shares.

5.                                      Maximum Co-Administration Services Fee by a Fund’s Investment Adviser:  0.07% of the average daily net assets of any such Fund attributable to such Institutional Shares.

6.                                      Conversion Features: None.

7.                                      Exchange Privileges: Institutional Shares of a Fund may be exchanged for Institutional Shares of any other Fund of the Company at net asset value.  An exchange between the Institutional Class and another Class of a Fund generally is not permitted; provided, however, that an exchange to Class A will occur automatically should an Institutional Class shareholder become ineligible to purchase additional Institutional Class shares (except in the case of a Fund that does not have Class A, in which case, the Institutional Class shares shall be redeemed).  The Fund will provide 30 days notice of any such exchange.

(iv)                             Institutional Plus Shares

1.                                      Maximum Initial Sales Load (as a percentage of offering price): None.

2.                                      Maximum Contingent Deferred Sales Charge (as a percentage of offering price): None.

3.                                      Rule 12b-1 Distribution Fees: None.

4.                                      Administrative Servicing Fees: None.

5.                                      Maximum Co-Administration Services Fee by a Fund’s Investment Adviser:  0.07% of the average daily net assets of any such Fund attributable to such Institutional Plus Shares.

6.                                      Conversion Features: None.

7.                                      Exchange Privileges: Institutional Shares of a Fund may be exchanged for Institutional Shares of any other Fund of the Company at net asset value.  An exchange between the Institutional Class and another Class of a Fund generally is not permitted; provided, however, that an exchange to Class A will occur automatically should an Institutional Class shareholder become ineligible to purchase additional Institutional Class shares (except in the case of a Fund that does not have Class A, in which case, the Institutional Class shares shall be redeemed).  The Fund will provide 30 days notice of any such exchange.

VI.                                Severability.

If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

VII.                            Limitation of Liability.

The Board of Directors of the Company and the Shareholders of the Funds shall not be liable for any obligations of the Funds under this Plan, and any person in asserting any rights or claims under this Plan shall look only to the assets and property of the respective Fund in settlement of such right or claim and not to such trustees or shareholders.

VIII.                         Board Review.

The Board of shall review this Plan as frequently as it deems necessary.  Prior to any material amendment(s) to this Plan, the Company’s Board, including a majority of the Directors that are not interested persons of the Company, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class and/or Fund expenses), is in the best interest of each Class of Shares individually and in each affected Fund as a whole.  In considering whether to approve any proposed amendment(s) to the Plan, the Board of the Company shall request and evaluate such information as it considers reasonably necessary to evaluate the proposed amendment(s) to the Plan.

Amended and Restated:  August 1, 2011